Seward & Kissel LLP
                              1200 G Street, N.W.
                                   Suite 350
                             Washington, D.C. 20005


                                              September 15, 2010

VIA EDGAR

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.  20549

       Re: AllianceBernstein Variable Products Series Fund, Inc. (File Nos. 033-18647; 811-05398) (the "Fund")

Dear Sir or Madam:

      Attached herewith for filing on behalf of the Fund is the Fund's definitive Proxy Statement under Section 14 of the Securities Exchange Act of 1934, as amended, and Rule 14a-6 thereunder.

      Please call Kathleen Clarke or the undersigned at (202) 737-8833 with any comments or questions.

                                              Sincerely,


                                              /s/ Young Seo
                                              --------------
                                                   Young Seo


Attachment

cc:    Kathleen K. Clarke


SK 00250 0451 1131148